Rule 424(b)(3)
                                                             File No. 33-38033

                             NALCO CHEMICAL COMPANY

                         COMMON STOCK ACQUIRED UNDER THE
                             NALCO CHEMICAL COMPANY
                             1990 STOCK OPTION PLAN

                           APPENDIX DATED MAY 12, 1997
                      TO PROSPECTUS DATED NOVEMBER 30, 1990


This Appendix updates certain information in the Prospectus dated November 30, 1990 (the "Prospectus") relating to shares of Common Stock which may be offered by the stockholders listed herein under the caption "Selling Stockholders" or by their transferees (or by their donees or pledgees). The Company will furnish without charge to participants additional copies of the Prospectus upon request.

                              SELLING STOCKHOLDERS

The following table sets forth the name and position within the Company for the last three years of each Selling Stockholder, the number of shares of Common Stock of the Company beneficially owned by him on the date of this Prospectus and, the number of shares offered by the Prospectus.

                                                           Shares Offered
                                        Shares               By This
Name and Position                      Owned (1)(2)         Prospectus (2)
E. J. Mooney                            358,280               378,600
President and Chief Operating
Officer from January, 1992 to
 March 1994; President as of
March, 1990; Chief Executive Officer
as of April, 1994; and Chairman as of July, 1994.


(1) Includes 314,334 shares which are subject to outstanding stock options exercisable within sixty days of April 30, 1997.
(2)   Includes shares which may be acquired by exercise of stock options.



Additional Selling Stockholders will be identified by a subsequent appendix. One or more of the Selling Stockholders may from time to time make gifts of any or all of his shares as collateral for loans. In the event of such gift or of a default under any such loan, the donee may elect to sell donated shares or the lender may elect to sell shares held as collateral by means of the prospectus as supplemented.